Registration Statement No. 333-237342

Filed Pursuant to Rule 433

Subject to Completion, dated May 14, 2020

Pricing Supplement to the Prospectus, the Prospectus Supplement

and the Product Supplement, each dated April 20, 2020

US$[●]

Buffered Bullish Enhanced Return Notes due November 22, 2021

Linked to the Russell 2000® Index

•	The notes are designed for investors who seek a 200% leveraged positive return based on any appreciation in the level of the Russell 2000® Index (the “Underlying Asset”).
•	Investors should be willing to accept a payment at maturity that does not exceed the Maximum Redemption Amount (as defined below), be willing to forgo periodic interest, and be willing to lose 1% of their principal amount for each 1% that the Final Level is less than the Initial Level by more than 5%.
•	Investors in the notes may lose up to 95% of their principal amount at maturity.
•	The Maximum Redemption Amount is $1,225 for each $1,000 in principal amount (a 22.50% return).
•	Any payment at maturity is subject to the credit risk of Bank of Montreal.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The offering is expected to price on or about May 19, 2020, and the notes are expected to settle through the facilities of The Depository Trust Company on or about May 22, 2020.
•	The notes are scheduled to mature on or about November 22, 2021.
•	The CUSIP number of the notes is 06367WJ61.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-6 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date of this preliminary pricing supplement, the estimated initial value of the notes is $968.20 per $1,000 in principal amount. The estimated initial value of the notes on the pricing date may differ from this value but will not be less than $920 per $1,000 in principal amount. However, as discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

	Price to Public(1)	Agent’s Commission(1)	Proceeds to Bank of Montreal

Per Note	US$1,000	US$6	US$994

Total	US$●	US$●	US$●

(1) Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be between $994 and $1,000 per $1,000 in principal amount.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Underlying Asset:	The Russell 2000® Index (ticker symbol: RTY). See the section below entitled “The Underlying Asset” for additional information about the Underlying Asset.

Payment at Maturity:

(i) If the Percentage Change multiplied by the Upside Leverage Factor is greater than or equal to the Maximum Return, the payment at maturity for each $1,000 in principal amount will equal the Maximum Redemption Amount.

(ii) If the Percentage Change multiplied by the Upside Leverage Factor is positive, but is less than the Maximum Return, then the payment at maturity for each $1,000 in principal amount of the notes will be calculated as follows:

Principal Amount + [Principal Amount x (Percentage Change x Upside Leverage Factor)]

(iii) If the Percentage Change is between 0% and -5%, then the payment at maturity will equal the principal amount of the notes.

(iv) If the Percentage Change is less than -5%, then the payment at maturity be calculated as follows:

Principal Amount + [(Principal Amount x (Percentage Change + Buffer Percentage)] If the Percentage Change is less than -5%, investors may lose up to 95% of the principal amount of the notes.

Upside Leverage Factor:	200%

Maximum Return:	22.50%

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of $1,225 per $1,000 in principal amount of the notes

Initial Level:	The respective closing level of the Underlying Asset on the pricing date.

Final Level:	The respective closing level of the Underlying Asset on the Valuation Date.

Buffer Level:	95% of the Initial Level.

Buffer Percentage:	5%. Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Underlying Asset does not decrease by more than 5%. If the Final Level is less than the Buffer Level, you will receive less than the principal amount of your notes at maturity, and you could lose up to 95% of the principal amount of your notes.

Percentage Change:	Final Level - Initial Level, expressed as a percentage. Initial Level

Pricing Date:	On or about May 19, 2020.

Settlement Date:	On or about May 22, 2020, as determined on the pricing date.

Valuation Date:	On or about November 17, 2021, as determined on the pricing date.

Maturity Date:	On or about November 22, 2021, as determined on the pricing date.

Automatic Redemption:	Not applicable

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Calculation Agent:	BMOCM

Selling Agent:	BMOCM

The pricing date and the Settlement Date are subject to change. The actual pricing date, Settlement Date, Valuation Date and Maturity Date will be set forth in the final pricing supplement.

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Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes reflecting the 200% Upside Leverage Factor, the Buffer Level of 95%, and the Maximum Return of 22.50%. Please see the hypothetical returns section below for more detailed examples.

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Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated April 20, 2020, the prospectus supplement dated April 20, 2020 and the prospectus dated April 20, 2020. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated April 20, 2020: https://www.sec.gov/Archives/edgar/data/927971/000121465920003523/d420205424b5.htm

•	Prospectus supplement dated April 20, 2020: https://www.sec.gov/Archives/edgar/data/927971/000119312520112249/d908040d424b5.htm

•	Prospectus dated April 20, 2020: https://www.sec.gov/Archives/edgar/data/927971/000119312520112240/d903160d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement and product supplement) if you request it by calling our agent toll-free at 1-877-369-5412.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying Asset or its components. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

•	Your investment in the notes may result in a loss. — You may lose some or substantially all of your investment in the notes. The minimum percentage of your principal that you are entitled to receive under the terms of the notes is only 5%. The payment at maturity will be based on the Final Level, and whether the Final Level of the Underlying Asset on the Valuation Date has declined from the Initial Level to a level that is less than the Buffer Level. You will lose 1% of the principal amount of your notes for each 1% that the Final Level is less than the Buffer Level. Accordingly, you could lose up to 95% of the principal amount of the notes.

•	Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the level of the Underlying Asset. — You will not receive a payment at maturity that is greater than the Maximum Redemption Amount per $1,000 in principal amount of the notes. This will be the case even if the Percentage Change multiplied by the Upside Leverage Factor exceeds the Maximum Return.

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of securities included in the Underlying Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Underlying Asset and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

•	Our initial estimated value of the notes will be lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes will exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include the underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations. The initial estimated value of the notes may be as low as the amount indicated on the cover page of this preliminary pricing supplement.

•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date of this preliminary pricing supplement is, and our estimated value as determined on the pricing date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Underlying Asset, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement and the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

•	The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the underwriting discount and selling concessions and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the maturity date could result in a substantial loss to you.

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•	You will not have any shareholder rights and will have no right to receive any securities included in the Underlying Asset at maturity. — Investing in your notes will not make you a holder of any shares of any company included in the Underlying Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those securities.

•	An investment in the notes is subject to risks associated in investing in stocks with a small market capitalization. — The RTY consists of stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the level of the RTY may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

•	Changes that affect the Underlying Asset may adversely affect the market value of the notes and the amount you will receive at maturity. — The policies of FTSE Russell, the sponsor of the RTY (the “Index Sponsor”), concerning the calculation of the Underlying Asset, additions, deletions or substitutions of the components of the Underlying Asset and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Asset and, therefore, could affect the level of the Underlying Asset, the amount payable on the notes at maturity and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Asset, or if the Index Sponsor discontinues or suspends the calculation or publication of the Underlying Asset.

•	We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor. — The Index Sponsor is not an affiliate of ours and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Index Sponsor has any obligation of any sort with respect to the notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to the Index Sponsor.

•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

•	Hedging and trading activities. — We or any of our affiliates may carry out hedging activities related to the notes, including purchasing or selling securities included in the Underlying Asset, or futures or options relating to the Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Asset. We or our affiliates may also engage in trading relating to the Underlying Asset from time to time. Any of these hedging or trading activities on or prior to the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

•	Many economic and market factors will influence the value of the notes. — In addition to the level of the Underlying Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

•	You must rely on your own evaluation of the merits of an investment linked to the Underlying Asset. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the level of the Underlying Asset or the prices of the securities included in the Underlying Asset. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Underlying Asset or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Underlying Asset at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Underlying Asset from multiple sources, and you should not rely on the views expressed by our affiliates.

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Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “U.S. Federal Tax Information” in this pricing supplement, the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section entitled “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in the notes. The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000. The hypothetical total returns set forth below are based on a hypothetical Initial Level of $100.00, the Buffer Percentage of 5%, the Upside Leverage Factor of 200%, a hypothetical Maximum Return of 22.50% and a hypothetical Maximum Redemption Amount of $1,225. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Return on the Notes
140.00	40.00%	22.50%
130.00	30.00%	22.50%
120.00	20.00%	22.50%
115.00	15.00%	22.50%
111.25	11.25%	22.50%
110.00	10.00%	20.00%
105.00	5.00%	10.00%
101.00	1.00%	2.00%
100.00	0.00%	0.00%
98.00	-2.00%	0.00%
95.00	-5.00%	0.00%
90.00	-10.00%	-5.00%
80.00	-20.00%	-15.00%
70.00	-30.00%	-25.00%
60.00	-40.00%	-35.00%
50.00	-50.00%	-45.00%
30.00	-70.00%	-65.00%
10.00	-90.00%	-85.00%
0.00	-100.00%	-95.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Underlying Asset decreases from the hypothetical Initial Level to a hypothetical Final Level of 40.00, representing a Percentage Change of -60%. Because the Percentage Change is negative and the hypothetical Final Level is less than the Initial Level by more than the Buffer Percentage of 5%, the investor receives a payment at maturity of $550.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (-60% + 5%)] = $550

Example 2: The level of the Underlying Asset decreases from the hypothetical Initial Level to a hypothetical Final Level of 98.00, representing a Percentage Change of -2.00%. Although the Percentage Change is negative, because the hypothetical Final Level is less than the Initial Level by not more than the Buffer Percentage of 5%, the investor receives a payment at maturity equal to the principal amount of the notes.

Example 3: The level of the Underlying Asset increases from the hypothetical Initial Level to a hypothetical Final Level of 102.00, representing a Percentage Change of 2.00%. Because the hypothetical Final Level is greater than the Initial Level, and the Percentage Change of 2.00% multiplied by the Upside Leverage Factor of 200% does not exceed the Maximum Return of 13.70%, the investor receives a payment at maturity of $1,040.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (2.00% x 200%)] = $1,040.00

Example 4: The level of the Underlying Asset increases from the hypothetical Initial Level to a hypothetical Final Level of 130.00, representing a Percentage Change of 30%. Because the hypothetical Final Level is greater than the Initial Level, and the Percentage Change of 30% multiplied by the Upside Leverage Factor of 200% exceeds the hypothetical Maximum Return of 22.50%, the investor receives a payment at maturity of $1,225 per $1,000 in principal amount of the notes, the Maximum Redemption Amount.

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are “delta-one” instruments. Based on our determination that the notes are not delta-one instruments, non-U.S. holders should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page. BMOCM or one of our other affiliates will also pay a selling concession equal to approximately 1.60% of the principal amount to one or more unaffiliated broker-dealers in connection with sales of the notes.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Underlying Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use the final pricing supplement relating to the notes in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use that pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, the final pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) the underwriting discount and selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date of this preliminary pricing supplement, and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions are derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the pricing date will be determined based on market conditions on the pricing date.

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The Underlying Asset

All disclosures contained in this pricing supplement regarding the Underlying Asset, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Index Sponsor. The Index Sponsor, who owns the copyright and all other rights to the Underlying Asset, has no obligation to continue to publish, and may discontinue publication of, the Underlying Asset. Neither we nor BMOCM accepts any responsibility for the calculation, maintenance or publication of the Underlying Asset or any successor index.

We encourage you to review recent levels of the Underlying Asset prior to making an investment decision with respect to the notes.

The Russell 2000® Index

The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. The RTY was set to 135 as of the close of business on December 31, 1986. FTSE Russell calculates and publishes the RTY. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the notes.

Selection of Stocks Comprising the RTY

All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades on a standard exchange in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country in which its headquarters are located unless the country is a Benefit Driven Incorporation “BDI” country. If the country in which its headquarters are located is a BDI, it will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. “N shares” of companies controlled by entities or individuals based in mainland China are not eligible for inclusion in the RTY.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the “rank day” in May of each year (timetable is announced each spring) to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. FTSE Russell adds initial public offerings (IPOs) each quarter to ensure that new additions to the institutional investing opportunity set are reflected in representative indexes. A stock added during the quarterly IPO process is considered a new index addition, and therefore must have a closing price on its primary exchange at or above $1.00 on the last day of the eligibility period in order to qualify for index inclusion. If an existing index member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.

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Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies, are not eligible), blank check companies, special-purpose acquisition companies, exchange traded funds, mutual funds and limited partnerships are ineligible for inclusion. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts and trust receipts are not eligible for inclusion in the RTY.

Annual reconstitution is a process by which the RTY is completely rebuilt. On the rank day of May, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other FTSE Russell indexes are determined from that set of securities. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell's publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell's only relationship to the Issuer is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY which is determined, composed and calculated by FTSE Russell without regard to the Issuer or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED HEREIN WITHOUT LIMITING ANY OF THE FOREGOING. IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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